Exhibit 8.1

June 30, 2005

Strategic Hotel Capital, Inc.

77 West Wacker Drive, Suite 4600

Chicago, IL 60601

Re:	Status as a Real Estate Investment Trust (“REIT”); Information in the

Registration Statement under “Certain United States Federal Tax Considerations”

Ladies and Gentlemen:

In connection with the filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) by Strategic Hotel Capital, Inc., a Maryland real estate investment trust (“SHCI”), you have requested our opinions concerning (i) the qualification and taxation of SHCI as a REIT; and (ii) the information in the Registration Statement under the heading “Certain United States Federal Tax Considerations.”

In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

In addition, we have relied upon certain representations made by SHCI relating to the organization and actual and proposed operation of SHCI. For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from SHCI or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions: SHCI has operated and will continue to be operated in the manner described in its organizational documents and in the Registration Statement, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto.

June 30, 2005

Our opinions expressed herein are based on the applicable laws of the States of Maryland and Delaware, the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

Based upon and subject to the foregoing, it is our opinion that:

1. Commencing with SHCI’s taxable year ending December 31, 2004, SHCI has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and SHCI’s actual and proposed method of operation, as described in the Registration Statement and as represented by SHCI, has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code.

2. The information in the Registration Statement under the heading “Certain United States Federal Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to SHCI or to any investment therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption “Certain United States Federal Tax Considerations” in the Registration Statement.

Sincerely,

MAYER, BROWN, ROWE & MAW LLP